EXHIBIT 10.4

TERMS AND CONDITIONS

1.   Subject to all the terms and conditions of the Plan, the Employee is granted the restricted stock units award (the “Award”) as set forth above.

2.   Subject to the Employee’s continued employment by the Company or one of its subsidiaries as of the relevant settlement date (unless otherwise provided under the terms and conditions of the Plan), the Employee shall be entitled to receive (and the Company shall deliver to the Employee) as soon as practicable following the relevant settlement date set forth on page one of this Award Agreement (or, if applicable, as soon as practicable following the settlement date set forth in paragraph Section 11(b) or Section 12(g) of the Plan (as supplemented by Section 17 of the Plan and Section 3(a) of this Award Agreement) or Section 3(b) of this Award Agreement), the number of Shares underlying this Award scheduled to be settled on such date.

3.   (a) Notwithstanding Section 12(g) of the Plan, unless otherwise determined by the Board of Directors of the Company or the Committee, if, in the event of a Change in Control, the successor company assumes or provides a substitute award for this Award, with appropriate adjustments to the number and kinds of shares underlying this Award, any portion of this Award as to which the settlement date has not theretofore occurred shall remain outstanding and shall be settled at the time(s) described in Section 2 of this Award Agreement (disregarding, for this purpose, the reference in such Section 2 to Section 12(g) of the Plan).  If, in the event of a Change in Control, the successor company does not so assume this Award or provide a substitute award, Section 12(g) of the Plan shall apply to this Award.

       (b) Notwithstanding Section 3(a) of this Award Agreement, if following a Change in Control, the Employee’s employment by the Company or one of its subsidiaries is terminated by the Company or one of its subsidiaries without Cause or by the Employee for Good Reason, provided that such termination constitutes a separation from service (within the meaning of Section 409A of the Code), then upon such termination, this Award shall vest and shall be settled in full, and any restrictions applicable to this Award shall automatically lapse.

       (c)  For purposes of this Award Agreement, “Good Reason” means any of the following events that is not cured by the Company or one of its subsidiaries within 30 days after written notice thereof from the Employee to the Company, which written notice must be made within 90 days of the occurrence of the event:

(i)         (A) without the Employee’s express written consent, the assignment to the Employee of any duties materially inconsistent with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as of immediately prior to the Change in Control, (B) any other action by the Company or one of its subsidiaries that results in a material diminution in such position, authorities, duties or responsibilities or (C) any material failure by the Company or one of its subsidiaries to (1) pay the Employee compensation at an annual rate equal to the sum of (x) a salary not less than the Employee’s annualized salary in effect immediately prior to the Change in Control and (y) an annual bonus not less than the average annual bonus amount paid to the Employee for the three full calendar years preceding the Change in Control; provided that, if the Employee has not been employed for the entirety of the last three full calendar years, then to the extent necessary to attain an average of three calendar years for purposes of determining the amount of such annual bonus, the Employee’s target annual bonus amount for the year in which the Change in Control occurs shall be used for any (i) partial calendar year(s) of employment and (ii) calendar year(s) that has not yet commenced; (2) permit the Employee to (x) continue to participate in all incentive and savings plans and programs generally applicable to similarly situated employees of the Company or (y) participate in incentive and savings plans and programs of the successor company that have benefits that are not less favorable to the Employee; (3) permit the Employee and/or the Employee’s family or beneficiary, as the case may be, to (x) participate in and receive all benefits under welfare benefit plans and programs generally applicable to similarly situated employees of the Company or (y) participate in welfare benefit plans and programs of the successor company that have benefits that are not less favorable to the Employee; (4) in accordance with policies then in effect with respect to the payment of expenses, pay or reimburse the Employee for all reasonable out-of-pocket travel and other expenses (other than ordinary commuting expenses) incurred by the Employee in performing services for the Company; provided that all such expenses shall be accounted for in such reasonable detail as the Company may require; and (5) provide the Employee with periods of vacation not less than those to which the Employee was entitled immediately prior to the Change in Control;

(ii)         without the Employee’s express written consent, any change of the Employee’s principal place of employment to a location more than 25 miles from the Employee’s principal place of employment immediately prior to the Change in Control;

(iii)         any failure by the Company to require any successor to expressly assume and agree, in form and substance satisfactory to the Employee, to perform any agreement that provides for payments or benefits in connection with a Change in Control (a “Change in Control Agreement”) or employment agreement, in each case, between the Employee and the Company in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; or

(iv)         any breach by the Company or one of its subsidiaries of any other material provision of any Change in Control Agreement or employment agreement, in each case, between the Employee and the Company.

Notwithstanding the foregoing, “Good Reason” shall cease to exist if the Employee has not terminated employment within two years following the initial occurrence of the event constituting Good Reason.

4.   The Shares underlying the Award, until and unless delivered to the Employee, do not represent an equity interest in the Company and carry no dividend or voting rights.  The Employee will not have any rights of a shareholder with respect to the Shares underlying the Award until the Shares have been properly delivered to the Employee in accordance with this Award Agreement.  For the avoidance of doubt, no dividend equivalents will be paid on restricted stock units comprised in this Award.

5.   In accordance with Section 14(b) of the Plan, if the Employee hereunder is subject to the income tax laws of the United States of America, the Company shall withhold from the payment to the Employee a sufficient number of shares to provide for the payment of any taxes required to be withheld by federal, state or local law with respect to income resulting from such payment.

6.   The Award is not transferable by the Employee otherwise than by will or by the laws of descent and distribution.

7.   (a) This Award Agreement is subject to the terms and conditions of The Brink’s Company Compensation Recoupment Policy (the “Recoupment Policy”), a copy of which follows as Exhibit A, and the provisions thereof are incorporated in this Award Agreement by reference.  The Employee further acknowledges and agrees that all cash-based or equity-based incentive compensation, as defined in the Recoupment Policy (“Incentive Awards”), that the Employee receives or is eligible to receive contemporaneously with or after the date of this Award Agreement shall be subject to the terms and conditions of the Recoupment Policy, and the Employee may be required to forfeit such Incentive Awards, or return shares or other property (or any portion thereof) received in respect of such Incentive Awards, if the Employee is determined to be a Covered Employee and such Incentive Awards, shares or other property (or such portion thereof) is determined to be Excess Compensation (as such terms are defined in the Recoupment Policy).

       (b) In exchange for the Award granted hereby, and the opportunity to be eligible to receive future Incentive Awards, the Employee expressly agrees and consents that all awards previously granted under the applicable Incentive Plans shall be subject to the terms and conditions of the Recoupment Policy from and after the date hereof.  For the avoidance of doubt, the Employee may be required to forfeit Incentive Awards, or return shares or other property (or any portion thereof) already received in respect of such Incentive Awards, if the Employee is determined to be a Covered Employee and such Incentive Awards, shares or other property (or such portion thereof) is determined to be Excess Compensation.  The parties acknowledge that the Employee would not be eligible for the benefits described in the first sentence of this Section 7(b) without agreeing to the consent in this Section 7(b).

8.   All other provisions contained in the Plan, as in effect on the date of this Award Agreement are incorporated in this Award Agreement by reference.  The Board of Directors of the Company or the Committee may amend the Plan at any time, provided that if such amendment shall adversely affect the rights of a holder of an Award with respect to a previously granted Award, the Award holder’s consent shall be required except to the extent any such amendment is made to comply with any applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.  This Award Agreement may at any time be amended by mutual agreement of the Committee (or a designee thereof) and the holder of the Award.  Prior to a Change in Control of the Company, and upon written notice by the Company, given by registered or certified mail, to the holder of the Award of any such amendment of this Award Agreement or of any amendment of the Plan adopted prior to such a Change in Control, this Award Agreement shall be deemed to incorporate the amendment to this Award Agreement or to the Plan specified in such notice, unless such holder shall, within 30 days of the giving of such notice by the Company, give written notice to the Company that such amendment is not accepted by such holder, in which case the terms of this Award Agreement shall remain unchanged.  Subject to any applicable provisions of the Company’s bylaws or of the Plan, any applicable determinations, order, resolutions or other actions of the Committee or of the Board of Directors of the Company shall be final, conclusive and binding on the Company and the holder of the Award.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

9.   All notices hereunder shall be in writing and (a) if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its principal office address, 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100 USA, to the attention of the Secretary, and (b) if to the Employee, shall be delivered personally or mailed to the Employee at the address set forth below.  Such addresses may be changed at any time by notice from one party to the other.

10.   This Award Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in the Plan, the legal representatives of the Employee.  As used in this Award Agreement, the “Company” means the Company as defined in the preamble to this Award Agreement and any successor.

EXHIBIT A

The Brink’s Company
Compensation Recoupment Policy

The compensation recoupment policy of The Brink’s Company (the “Company”) shall apply if the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the Federal securities laws (a “Restatement”).

In the event of a Restatement, the Compensation and Benefits Committee shall determine, in its discretion, whether the “Covered Employees” (as defined below) have received “Excess Compensation” (as defined below). The Compensation and Benefits Committee will take such actions as it deems necessary or appropriate against a particular Covered Employee, depending on all the facts and circumstances as determined during its review, including (i) the recoupment of all or part of any Excess Compensation, (ii) recommending disciplinary actions to the Board of Directors, up to and including termination, and/or (iii) the pursuit of other available remedies.

“Excess Compensation” means the amount of the excess cash-based or equity-based incentive compensation equal to the difference between the actual amount received by the Covered Employee and the award or payment that would have been received based on the restated financial results during the three-year period preceding the date on which the Company is required to prepare such restatement (the “Covered Period”).

“Covered Employees” means (i) the executive officers set forth in the Company’s most recent proxy statement and (ii) any employee whose acts or omissions were directly responsible for the events that led to the restatement and who received Excess Compensation during the Covered Period.

For purposes of this Policy, “cash-based or equity-based incentive compensation” includes awards under the Key Employees Incentive Plan (“KEIP”), the Management Performance Improvement Plan (“MPIP”), the 2005 Equity Incentive Plan, as amended (the “Incentive Plan”), and any successor plan or plans.

This policy shall be communicated to all participants in the Company’s KEIP, MPIP and Incentive Plan.

This Policy is separate from and in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (Forfeiture of Certain Bonuses and Profits) that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer (“Section 304”), and the Compensation and Benefits Committee shall consider any amounts paid to the Company by the Chief Executive Officer and Chief Financial Officer pursuant to Section 304 in determining any amount of Excess Compensation to recoup.